Exhibit 3
                                 PERDIGAO S. A.
                           CNPJ-MF 01.838.723/0001-27
                                 Public Company

               SUMMARY OF THE MINUTES OF THE NINETH/2002 ORDINARY
                       MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: October 29th, 2002, at 11:00 a.m., at Av. Escola Politecnica, 760, Sao Paulo, SP. QUORUM: Absolute Majority of the Members. ON
MOTION: Eggon Joao da Silva, Chairman, and Ney Antonio Flores Schwartz, Secretary. RESOLUTIONS ADOPTED BY THE BOARD: 1) Election of the Substitute Member of the Board of Directors: The Substitute Member Roberto Ricardo Barbosa Machado renounced as a Board of Directors Substitute Member. The Board of Directors, according to Paragraph 5(0)of Article 10 of By-Laws, indicated to substitute him until the next General Shareholders Meeting, Marcelo de Souza Muniz, Brazilian, married, lawyer, CPF-MF number 322.696.417-87, RG number 12010789, IFP-RJ, living in Rio de Janeiro, Rio de Janeiro. 2) Other issues related to the Company. TERMINATION: Upon motion duly made, seconded and carried unanimously, the meeting was adjourned. Eggon Joao da Silva, Chairman; Ney Antonio Flores Schwartz, Secretary; Sebastiao Jose Martins Soares; Carlos Eduardo da Silva Bessa; Biramar Nunes de Lima; Eliane Aleixo Lustosa.(I do hereby certify that the present is a summary of the original minute transcribed in the Book n(0)1 of Ordinary and Extraordinary Minutes of the Board of Directors of the Company, at page 87).


                           NEY ANTONIO FLORES SCHWARTZ
                                    Secretary